Exhibit 2.1

COMMITMENT AGREEMENT

May 3, 2018 (the “Commitment Agreement Date”)

Metropolitan Life Insurance Company (the “Insurer”) is pleased to provide, on the following terms, the non-participating single premium group annuity contract, supported by an insulated separate account and its general account (the “Contract”) for the FedEx Corporation Employees’ Pension Plan and the FedEx Freight Pension Plan (the “Plans”) in consideration of the mutual promises made and representations, warranties and covenants contained in this Commitment Agreement (this “Commitment Agreement”). For purposes of this Commitment Agreement, capitalized terms will have the meaning set forth in paragraph 9. By signing this Commitment Agreement, the Insurer and FedEx Corporation (the “Company”), and State Street Global Advisors Trust Company, acting solely in its capacity as the independent fiduciary of the Plans (the “Independent Fiduciary”), agree as follows:

1.	GAC Issuance and True-Up Premium. The Insurer agrees to issue the Contract as follows:

a.

GAC Issuance. On the Scheduled GAC Issuance Date, subject to the Insurer’s receipt of the Premium Due Date Transfers and any True-Up Premium due to the Insurer and subject to the terms of paragraphs 1.b. and 1.c., the Insurer irrevocably agrees to issue the Contract with an effective date that is the Premium Due Date and irrevocably commits to make the payments owed to Payees, including (i) Payments to Plan Trust prior to the date that the Insurer completes the takeover of administration services regarding payments under the Contract pursuant to paragraph 6 and (ii) payments under the Contract on and after the date the Insurer completes the takeover of administration services regarding payments under the Contract pursuant to paragraph 6. The Contract will be in substantially the form of the specimen group annuity contract (the “Specimen GAC Form”) attached hereto as Schedule 1 unless a Modified GAC Form is issued pursuant to and in accordance with paragraph 2.

b.

Form of Annuities and Payments under the Contract. The type, description and forms of annuities (e.g., single life annuity, joint and survivor annuity), payments under the Contract and other terms of the Contract will be consistent with the terms of the Insurer’s proposal dated May 3, 2018 (the “Proposal”) as updated to reflect any modifications mutually agreed to between the parties after the Commitment Agreement Date and before the [*] prior to the True-Up Date. Subject to the Insurer’s receipt of the Premium Due Date Transfers, the Insurer will cooperate with the Company to make Payments to the Plan Trust for June 1, 2018, July 1, 2018 and if necessary, future months, and direct payments to Payees commencing on August 1, 2018 in accordance with the Proposal and the Final Annuity Quote Sheet dated May 3, 2018 (the “Final Annuity Quote Sheet”) until the Contract has been issued and, for the avoidance of doubt, will make such payments even if the Contract has not been issued by the Insurer as of June 1, 2018. The original annuity exhibit to the Contract will be consistent with the payees (including annuitants, contingent annuitants, and alternate payees and beneficiaries in pay status who will be considered annuitants under the Contract as of the Premium Due Date) in the Base Census File.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

c.

Necessary Data. As a condition to the Insurer’s issuing the Contract, the Company will deliver or cause to be delivered to the Insurer the data necessary for the Insurer to prepare the annuity exhibit and the information necessary for the Insurer to draft provisions of the Contract and administer the payments thereunder, such as sample calculations. If there are any delays in the delivery of the foregoing information based on the delivery dates set forth in Schedule 7 or such other delivery dates as may be reasonably designated by the Insurer, the Insurer may refer any Payee who contacts the Insurer to the Company Contact for assistance and the Insurer may, in its sole discretion, delay the mailing of Welcome Kits and annuity certificates. The annuity exhibit will not include any Payee for which the Insurer has not been provided each of the following: (i) name, (ii) gender, (iii) date of birth and (iv) social security or federal taxpayer identification number.

d.

True-Up Premium. Schedule 8 provides a description of the methodologies and procedures by which the Insurer will calculate the True-Up Premium. The Insurer and the Company will cooperate in good faith so that the Insurer can calculate the True-Up Premium, subject to the following acknowledgements, limitations and conditions:

i.

Compare File. To the extent that the Company discovers or has any Removed Lives or Data Corrections after the Commitment Agreement Date and prior to the date that is [*] prior to the True-Up Date (the “Data Notice Date”), the Company will provide written notice of such Removed Life or Data Correction as promptly as reasonably practicable to the Insurer. The Insurer will only be responsible for incorporating into the calculation of the True-Up Premium those Data Corrections and Removed Lives that have been reported to the Insurer by the Company on or prior to the Data Notice Date together with any other Removed Lives and Data Corrections identified by the Insurer (the “Compare File”). Such incorporation is subject to the Insurer’s agreement with such Removed Lives or Data Corrections, which agreement will not be unreasonably withheld, and any limitations on incorporating such Data Corrections and Removed Lives into the True-Up Premium set forth in Schedule 8.

Thirty-Five Business Days prior to the True-Up Date, the Insurer will deliver to the Company the Compare File utilizing and consistent with the Base Census File. Thirty Business Days prior to the True-Up Date, the Company will respond to the Insurer with any questions on the Compare File. The Insurer and the Company will cooperate in good faith to resolve any discrepancies on or prior to the twenty-first Business Day prior to the True-Up Date and the Insurer will reflect in the Compare File any changes that have been agreed to on or prior to such twenty-first Business Day.

ii.

True-Up Premium. Nine Business Days prior to the True-Up Date, the Insurer will send the calculation of the True-Up Premium to the Company for review with a life by life listing showing all premium adjustments. Six Business Days prior to the True-Up Date, the Company will respond to the Insurer with any questions on the True-Up Premium. If the Company and the Insurer cannot resolve any dispute with respect to the True-Up Premium on or prior to the date that is four Business Days prior to the True-Up Date, then the Insurer’s determination will control for purposes of the True-Up Premium but the Company may immediately commence an arbitration dispute pursuant to Schedule 4 with respect to the True-Up Premium and the Insurer’s determination shall be subject to retroactive adjustment based on the outcome of such arbitration.

iii.

True-Up Premium Payment. The True-Up Premium will be paid on the True-Up Date as follows: (A) if the True-Up Premium is a positive number, then the Independent Fiduciary will irrevocably direct the Plan Trustee to pay to the Insurer an amount, in Cash, equal to the True-Up Premium, plus interest calculated at an annual effective rate of [*] from the Premium Due Date through the date of

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

payment, and the Insurer will deposit the Cash into the designated separate account that supports the Contract; or (B) if the True-Up Premium is a negative number, then the Insurer will pay to the Plan Trust an amount, in Cash, equal to the absolute value of the True-Up Premium plus interest calculated at an annual effective rate of [*] from the Premium Due Date through the date of payment.

iv.	Annuity Exhibit. The annuity exhibit to be attached to the Contract will be created by the Insurer from the life by life listing provided to calculate the True-Up Premium.

2.

Negotiation of Modified GAC Form. After the Commitment Agreement Date, the Insurer, the Company and the Independent Fiduciary will each use commercially reasonable efforts to negotiate revisions to the Specimen GAC Form (the “Modified GAC Form”) and related forms of annuity certificates, subject to the following acknowledgements, limitations and conditions:

a.

Regulatory Approvals. The Insurer will use commercially reasonable efforts to obtain regulatory approvals of customized annuity certificates prior to the annuity certificate mailing date set forth in paragraph 5.b.

b.

Modified GAC Form Issuance. If the negotiation of the Modified GAC Form is completed by the date that is [*] after the Commitment Agreement Date, then, subject to the Insurer’s receipt of the Premium Due Date Transfers and any True-Up Premium due to the Insurer, (i) if the Insurer has not previously issued the Contract in the form of the Specimen GAC Form, the Insurer will issue the Contract using the Modified GAC Form in lieu of the Specimen GAC Form, subject to and in accordance with paragraphs 1.a., 1.b. and 1.c. or (ii) if the Insurer has previously issued the Contract in the form of the Specimen GAC Form subject to and in accordance with paragraphs 1.a., 1.b. and 1.c., the Insurer will amend and restate the Contract so that its terms are replaced by the Modified GAC Form (or applicable provisions thereof). Such Contract will have an effective date that is the Premium Due Date.

3.

Premium Due Date Transfers. The Independent Fiduciary will irrevocably direct the Plan Trustee to pay the Insurer [*] (the “Premium Amount”) on the Premium Due Date. If the Premium Amount is not received by the Insurer on the Premium Due Date, an interest credit or charge will be made to the Premium Amount at a rate which when compounded daily results in an annual effective rate of [*] as set forth in the Proposal. This interest rate applies for 30 days following the Premium Due Date. If the Premium Amount is not received by June 11, 2018 an interest charge will be calculated based on a revised interest rate determined on a reasonable basis by the Insurer. [*]. The Premium Amount will be transferred to the Insurer on the Premium Due Date as follows:

a.

On or before the Business Day following the Commitment Agreement Date, the Independent Fiduciary will irrevocably direct the Plan Trustee to transfer the Eligible Assets to the Insurer on the Premium Due Date or instruct The Depository Trust Clearing Corporation, or such other applicable central securities depository, to transfer the Eligible Assets, listed in Schedule 2, to the Insurer on the Premium Due Date. All rights, title and interests to each Eligible Asset will be assigned, transferred and delivered to the Insurer by the Cut Off Time and each Eligible Asset, listed in Schedule 2, must have been identified in the Excel file entitled [*] as a security that the Insurer was willing to accept as part of the asset-in-kind transfer and such file was provided by the Insurer for the Company on May 2, 2018. All Eligible Assets must be delivered in good deliverable form. “Good deliverable form” means [*].

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

b.

The Transferred Asset Market Values for the Eligible Assets in Schedule 2 will be calculated by the Company or the Independent Fiduciary as of the close of business on the last Business Day prior to the Commitment Agreement Date, will be provided to the Insurer on the morning of the first Business Day following the Commitment Agreement Date, and will be confirmed by the Insurer on the second Business Day after the Commitment Agreement Date. The Insurer’s determination will control for purposes of the Premium Due Date Transfers, absent manifest error, provided that the Company or the Independent Fiduciary may commence an arbitration dispute pursuant to Schedule 4 with respect to any Transferred Asset Market Value calculation. The Transferred Asset Market Value will be calculated [*].

c.	The Independent Fiduciary will direct the Plan Trustee to pay to the Insurer an amount in Cash equal to [*].

d.

In addition, on the Premium Due Date, the Independent Fiduciary will irrevocably direct the Plan Trustee to pay or cause to be paid to the Insurer the Interim Asset Cash Flows (such payment, together with the payment of the Premium Amount, the “Premium Due Date Transfers”). The Insurer will deposit the Premium Amount into the designated separate account that supports the Contract. If on or following the Premium Due Date, the Plans, the Plan Trust or the Company receives any payments with respect to any Transferred Asset that were due or payable prior to the Premium Due Date, then the payments will be retained by the Plans to the extent the payment was not reflected in the Transferred Asset Market Value used to determine the Premium Amount. Payments in relation to any Transferred Asset that become due or payable following the Premium Due Date shall be paid to the Insurer. In all cases, the Company and Independent Fiduciary will work with the Insurer in good faith to cause any misdirected payments to be made to the correct party.

e.

[*]. On and as of the Business Day prior to the Premium Due Date, the Independent Fiduciary will direct the Plan Trustee to provide to the [*]. Within five 5 Business Days following the Premium Due Date, the [*] will confirm to the [*] in writing that such information is accurate and complete or will provide any additions, deletions or corrections to such information. If the Company and the Insurer have a dispute with respect to any such information and, despite using commercially reasonable efforts, cannot resolve such dispute on or prior to the Business Day prior to the Premium Due Date, then the [*] for purposes of the [*], but the [*] may immediately commence an arbitration dispute pursuant to Schedule 4 with respect to any such information and the [*] shall be subject to [*] based on the outcome of such arbitration.

f.

[*]. By written notice to the other party on or before the fifth Business Day following the Premium Due Date, the Company or the Insurer may identify [*] and the parties will work in good faith for seven Business Days following the receipt of such notice to agree on which, if any, [*]. If the parties agree that [*] within such seven Business Days following the receipt of such notice, then, on or before the date that is three Business Days following such agreement, the Independent Fiduciary will irrevocably direct the Plan Trustee to promptly [*], per instructions in Schedule 11, [*], and, simultaneously with receipt of [*] to the Plan Trust together

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

with [*]. If the Company, the Insurer and the Independent Fiduciary cannot resolve any dispute with respect to [*], then the parties will work in good faith to resolve such dispute.

g.

Additional Actions with respect to Assets. The Independent Fiduciary will irrevocably direct the Plan Trustee to promptly give or cause to be given all notices that are required, under applicable law and the terms of each Eligible Asset, in connection with the sale, assignment, transfer and delivery of the Eligible Assets on the Premium Due Date. The Independent Fiduciary will irrevocably direct the Plan Trustee to, and the Insurer will, promptly execute, deliver, record or file or cause to be executed, delivered, recorded or filed any and all releases, affidavits, waivers, notices or other documents that the Company or the Insurer may reasonably request in order to implement the transfer of the Eligible Assets to the Insurer.

h.

Risk of Loss on Transferred Assets; Gains on Transferred Assets. The Insurer acknowledges and agrees that, if the Premium Due Date Transfers occur, then, from and after [*], the Insurer bears any and all risks associated with each Transferred Asset.

i.

Available Assets. The Company will cause the Plan Trust to have sufficient Cash or other assets (whether by means of a Cash contribution or otherwise) to enable the Plan Trustee to pay all amounts that it is directed to pay to the Insurer by the Independent Fiduciary pursuant to this Commitment Agreement.

4.	Public Announcements.

a.

Press Releases. The Company and the Insurer have the right to issue a transaction announcement or press release regarding the transactions contemplated by this Commitment Agreement, a copy of which will be provided to the other party for review no less than two Business Days prior to the issuance thereof, and the party issuing the transaction announcement or press release will consider in good faith any comments made by the other party; provided, however, that, if the Company has not issued a transaction announcement or press release, the Insurer will not issue a transaction announcement or press release without the prior written consent of the Company; provided, further, that nothing contained in this paragraph 4.a. will prevent the Insurer from communicating with Payees, including through communications posted to the Insurer’s website.

b.

SEC Filings. If the Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (i) the Company and the Insurer will cooperate to make a request by the Company to the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as the Company and the Insurer mutually conclude is competitively sensitive from the perspective of the Company or the Insurer or otherwise merits confidential treatment and (ii) the Company will include the Insurer in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and the Company and the Insurer will otherwise reasonably cooperate in connection with such request, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure. As of the Commitment Agreement Date, neither MetLife nor its parent has any present intention to file this Commitment Agreement with the SEC.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

c.

Sale or Promotion of the Insurer’s Other Products. The Insurer agrees that neither it nor its affiliates, respective insurance agents, wholesalers, employees, brokers, retailers or other representatives will use Confidential Information with respect to Payees to contact Payees to sell or promote its other products.

5.	Welcome Kits and Annuity Certificates.

a.

Welcome Kits. On or before July 17, 2018, the Insurer will mail a welcome kit to each annuitant under the Contract (the “Welcome Kit”). The Insurer will send a preliminary draft of the Welcome Kit to the Company and the Independent Fiduciary as soon as practicable and the Insurer will consider in good faith any comments made by the Company and the Independent Fiduciary on the Welcome Kit on or before the fifth Business Day after it receives the preliminary draft of the Welcome Kit from the Insurer.

b.

Annuity Certificates. The Insurer will mail an annuity certificate to each applicable Payee on or before [*]. To the extent that any changes are made to the forms of annuity certificates or the related benefit terms after the Company, the Insurer and the Independent Fiduciary have agreed on the forms of annuity certificates to be filed and the related benefit terms, the mailing of an annuity certificate to each applicable Payee shall be extended by the number of days elapsed since the Company, the Insurer and the Independent Fiduciary had first agreed on the forms of such annuity certificates and the related benefit terms. The rights of a Payee are not conditioned on the issuance of the annuity certificates, and any delay in issuing a certificate shall not have any effect on the date as of which the Payee has enforceable rights against the Insurer.

6.	Administration and Transfer.

a.

Administrative Transition. The Company will provide or cause to be provided to the Insurer the information needed to administer the payments under the Contract and will complete or cause to be completed all processes set forth in Schedule 7. The Company and the Insurer will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary to coordinate the takeover by the Insurer of all administration responsibilities necessary to effectively provide recordkeeping and administration services regarding payments under the Contract commencing on August 1, 2018. The Company will provide the Insurer with final census data in good order [*] in order for the Insurer to provide recordkeeping and administration services regarding direct payments to Payees under the Contract commencing on August 1, 2018. The Company agrees to cooperate with the Insurer in the takeover of such recordkeeping and administration services, including ensuring that any third-party service provider provides the Insurer with any reasonably necessary information or records in its possession relating to the Plans’ benefits and the Payees in its possession. The Company will make subject matter experts available to promptly address any questions the Insurer may have regarding the benefit provisions, including but not limited to forms of annuity, eligibility conditions, administrative practices and calculation methodology. The Insurer shall perform all of its obligations contemplated under this Agreement, the Proposal and the Contract in compliance with all applicable laws.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

b.	Transition Services.
i.

The Insurer irrevocably commits to make a bulk payment to Plan Trust equal to the Aggregate Monthly Payment (as defined in the Contract) (each payment, the “Payment” and collectively the “Payments”) for June 1, 2018, July 1, 2018 and, if necessary, future months (each such month, the “Payment Period”). For each Payment Period, the Insurer will make the applicable Payment two Business Days prior to the first day of the Payment Period.

ii.

At least five Business Days prior to the first day of each Payment Period, the Company will provide or cause to be provided to the Insurer (A) a direction as to the applicable amount of the Payment to be paid and (B) a report containing reasonable detail (each such report, a “Reimbursement File”) with respect to (x) each payment that is expected to be made using the Payment during the current Payment Period (the “Applicable Payment Period”) and the applicable Payee to whom such payment is expected to be paid and (y)(1) a list of people who were Payees during the prior Payment Period but are not Payees due to death or otherwise during the Applicable Payment Period, (2) a list of people who were not Payees during the prior Payment Period but who are Payees during the Applicable Payment Period and (3) a list of Payees with respect to whom the amount of the payment to be paid during the Applicable Payment Period is different from the amount of the payment from the prior Payment Period.

iii.

The Company will make or cause to be made all applicable payments to Payees pursuant to and in accordance with the Contract for June 1, 2018, July 1, 2018, and if necessary, future months. The Insurer will not be responsible for, and the Company will hold the Insurer harmless for, (A) any failure, or alleged failure, of the Company to pay or cause to be paid any applicable portion of any Payment to any applicable Payee pursuant to the Contract during the Applicable Payment Period and (B) directing the Insurer to make a bulk payment for any Payment Period in an amount that is not equal to the Aggregate Monthly Payment.

iv.

The Company, without duplication, shall promptly pay or refund (or cause to be paid or refunded) to the Insurer the following amounts (A) on the True-Up Date, and in accordance with paragraph 3, any portion of any Payment that, as reasonably determined by the Insurer, is or results in an overpayment, a refund of an overpayment amount, a payment to a Payee who, at the time of such payment, was deceased, an erroneous or misdirected payment and (B) after the True-Up Date, any amount described in (A) that is discovered by the Company after the True-Up Date within three Business Days following such discovery or that is discovered by the Insurer after the True-Up Date within three Business Days following notice to the Company of such discovery. Any such payments and refunds to the Insurer shall be made regardless of whether the Company has recovered (or caused to be recovered) any such amounts from any Payee or any other party.

v.

The Company shall provide or cause to be provided all administrative and recordkeeping services with respect to the Contract and payments to Payees thereunder from June 1, 2018 to July 1, 2018 and if necessary, future months, including, but not limited to, providing call center services to the Payees, tax reporting services, payment reissue services and estimate and retirement processing services and notifying the Insurer of any domestic relations orders that the Company receives so that the Insurer may evaluate such orders and provide further direction to the Company (all such services, the “Services”). In providing such Services or causing such Services to be provided, the

Company will cooperate in good faith with the Insurer, including responding to reasonable requests from the Insurer for information and records related to such Services or the provision thereof. The Company shall perform or cause to be performed the Services (a) with a level of attentiveness comparable to that which was exercised in providing the Services immediately prior to the execution of this Commitment Agreement and in accordance with any written service standards, in effect from time to time, of the Company or any party the Company causes to perform the Services, (b) in accordance with the terms of this Commitment Agreement and (c) in accordance with all applicable law. In the event of a compromise of any financial or personal information about a Payee, the Company shall notify the Insurer within seven Business Days of becoming aware of such compromise and shall provide to the Insurer the remediation plan to address such compromise within ten Business Days of becoming aware of such compromise.

c.

Call Center and Company Contact. The Insurer will maintain, at its cost and expense, a toll-free phone number and/or a website (the “Call Center”) which will be available starting from July 17, 2018 for Payees to contact the Insurer with questions related to the Contract and the annuity certificates. For a period of five years following the Premium Due Date, the Company will maintain, at its cost and expense, a point of contact (the “Company Contact”) to which the Insurer may refer Payees who pose questions related to their Plan benefits. In the event that a Payee contacts the Company with questions related to the Contract and the annuity certificates, the Company may refer the Payee to the Call Center. In the event that a Payee contacts the Insurer with questions related to their Plan benefits, the Insurer may refer the Payee to the Company Contact.

7.	Termination.

a.

Termination. This Commitment Agreement may be terminated at the Insurer’s option if the Premium Due Date Transfers have not occurred in accordance with this Commitment Agreement on or prior to [*] following the Premium Due Date. If this Commitment Agreement is terminated pursuant to the preceding sentence, all rights and obligations of the parties under this Commitment Agreement will terminate and will become null and void except that this paragraph 7 (Termination), paragraph 9 (Definitions) and paragraph 10 (Miscellaneous) will survive any such termination and no party will otherwise have any liability to any other party under this Commitment Agreement. However, nothing in this paragraph 7 will relieve any party from liability for any fraud or willful and material breach of this Commitment Agreement.

8.	Representations and Warranties.

a.	Insurer Representations and Warranties. The Insurer hereby represents and warrants to the Company and the Independent Fiduciary as of the Commitment Agreement Date and as of the Premium Due Date that:
i.

The Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the State of New York. The Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

The Insurer has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement and the Contract.

ii.

The Insurer has received all necessary corporate approvals and no other action on the part of the Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement and the Contract. This Commitment Agreement and the Contract have been or will be duly executed and delivered by the Insurer, and each is (or when executed will be) a valid and binding obligation of the Insurer, enforceable against the Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).

iii.

The execution, delivery and performance of this Commitment Agreement and the Contract by the Insurer, and the consummation by the Insurer of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 10, violate or conflict with any law or order of any governmental authority applicable to the Insurer, (3) require any governmental or governmental agency approval other than any filings with and approvals of state insurance governmental authorities in the states listed on Schedule 10 or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filings with and approvals of state insurance governmental authorities in the states listed on Schedule 10.

iv.

The business of insurance conducted by the Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of the Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Insurer to perform its obligations under this Commitment Agreement.

v.

To the Insurer’s Knowledge (x) all material information provided by the Insurer to the Company or the Independent Fiduciary (other than any component incorporated into the calculation of the Premium Amount or the True-Up Premium not calculated, determined or provided by the Insurer, including the Base Census File, and any information provided by the Insurer based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (y) no change has occurred since the date indicated on such information that the Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be materially false or misleading.

vi.

The Insurer is not (1) a trustee of the Plans (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plans), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and the Code § 414(g)) with respect to the Plans) or (3) an employer any of whose employees are covered by the Plans. Schedule 6 sets forth a true and complete list of (x) the Insurer and the Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38)(B) and (y) without duplication of clause (x), the Insurer and the Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 6 to be made by the Insurer on and as of the Premium Due Date, the Insurer may update Schedule 6 through the Premium Due Date by providing a written update to the Company so that the information included therein is current on and as of the Premium Due Date. Russell Investments Implementation Services, LLC is not an affiliate of the Insurer.

vii.

Following receipt by the Insurer of the Premium Due Date Transfers, the Plans, the Company, the Independent Fiduciary and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract.

viii.

The Contract, when executed, will be duly executed and delivered by the Insurer and will be a valid and binding obligation of the Insurer and enforceable against the Insurer by the Company and each Payee in accordance with its terms, subject to the Enforceability Exceptions. At all times, the right to a benefit under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the Payee to whom the benefit is owed by the Contract, subject to the Enforceability Exceptions. Even if the Company, as the contract-holder, ceases to exist, notifies the Insurer that it will cease to perform its obligations under the Contract or no longer has obligations under the Contract, the Contract will remain a valid and binding obligation of the Insurer, irrevocable and in full force and effect, and enforceable against the Insurer by each Payee in accordance with its terms, subject to the Enforceability Exceptions.

ix.

No fees, commissions or payments are or will be owed by the Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

x.

There is no action pending or, to the Insurer’s Knowledge, threatened against the Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict the Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

xi.	Acceptance of this Commitment Agreement by the Company and the Independent Fiduciary shall constitute an irrevocable and binding agreement between the parties to enter into the Contract.
xii.

The Insurer has had, or will by the Premium Due Date have had, the opportunity to conduct, and has conducted, a due diligence investigation with respect to the transactions contemplated in this Commitment Agreement and the Contract that it, in its sole discretion, deemed appropriate and hereby acknowledges that it has not been impeded or restricted in any manner by any person with respect to such due diligence investigation.

xiii.

The Insurer is a sophisticated investor with experience in the purchase of publicly traded debt of the type to be included in the Transferred Assets. The Insurer has had access to such information as it deems necessary in order to make its decision to acquire the Transferred Assets from the Plans. Without limiting any rights or remedies of the Insurer set forth in this Commitment Agreement, the Insurer acknowledges that (a) the Company and the Plans’ fiduciaries currently may have information with respect to the Transferred Assets that is not known to the Insurer and that may be material to a decision to acquire the Transferred Assets and (b) the Insurer has determined to acquire the Transferred Assets and the investment risk associated with the Transferred Assets notwithstanding its lack of knowledge of such information. The Insurer acknowledges and agrees that neither the Company, the Independent Fiduciary nor either Plan has given any investment advice or rendered any opinion to the Insurer as to whether the acquisition of the Transferred Assets is prudent. For the avoidance of doubt, nothing in this paragraph 8.a.xiii will affect the truth or accuracy of the Company’s or the Independent Fiduciary’s representations and warranties expressly set forth herein.

xiv.	As of the Commitment Agreement Date, to the Insurer’s Knowledge, there are no facts and circumstances that would cause the Insurer’s RBC Ratio to be below [*].
xv.

Except for the representations and warranties of the Insurer expressly set forth in this paragraph 8.a, neither the Insurer nor any of its affiliates, nor any other person makes any express or implied representation or warranty on behalf of the Insurer or any of its affiliates with respect to the Insurer, its affiliates or the transactions contemplated in this Commitment Agreement and the Contract.

b.	Company Representations and Warranties. The Company hereby represents and warrants to the Insurer and the Independent Fiduciary as of the Commitment Agreement Date and as of the Premium Due Date that:
i.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the Delaware. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. The Company has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by the Company in this Commitment Agreement and the Contract.

ii.

The Company has received all necessary corporate approvals and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by the Company in this Commitment Agreement and the Contract. This Commitment Agreement and the Contract have been (or will be) duly executed and delivered by the Company, and each is (or when executed will be) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

iii.

The execution, delivery and performance of this Commitment Agreement and the Contract by the Company, and the consummation by the Company of the transactions contemplated to be undertaken by the Company in this Commitment Agreement do not (1) violate or conflict with any provision of the Plans and any documents and instruments governing the Plans as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

incorporation, bylaws, code of regulations or the comparable governing documents of the Company, (2) violate or conflict with any law or order of any governmental authority applicable to the Company or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Company is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

iv.

Notwithstanding anything to the contrary in the Company NDA, to the Company’s Knowledge, (1) the mortality experience data file provided by or on behalf of the Company to the Insurer identified on Schedule 9 did not contain any misstatements or omissions that were, in the aggregate, material and (2) the data in respect of benefit amounts, forms of annuities, date of birth, date of death, state of residence, gender, plan indicator, lump-sum indicator, hourly/salaried indicator, status (beneficiary in pay or participant), and zip code, in each case, with respect to the Payees that was furnished by or on behalf of the Company to the Insurer, was not generated using any materially incorrect systematic assumptions or material omissions.

v.

The Plans and Plan Trust are maintained under and subject to ERISA and, to the Company’s Knowledge, are in compliance with ERISA in all material respects and are operated in compliance therewith in all material respects. To the Company’s Knowledge, no event has occurred that is reasonably likely to result in the Plans losing their status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All Plan amendments necessary to effect the transactions contemplated by this Commitment Agreement and the Contract have been duly executed and, to the extent that they require authorization by the Company, have been, or will be by the Premium Due Date, duly authorized and made by the Company.

vi.

Neither the Insurer nor any of the Insurer’s affiliates is a fiduciary of the Plans who either (A) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (B) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan Assets involved in the transactions contemplated by this Commitment Agreement or the Contract. No Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract are or will be managed by any investment manager listed on Schedule 6, and no investment advisor listed on Schedule 6 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to those assets. The Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract will, immediately prior to the Commitment Agreement Date, be exclusively managed by Russell Investments Implementation Services, LLC. Russell Investments Implementation Services, LLC has not engaged and will not engage any sub-managers or advisors with respect to its management of the Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract. Investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to the Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract is and will be exclusively rendered by Russell Investments Implementation Services, LLC.

vii.

The Independent Fiduciary has been duly appointed as independent fiduciary of the Plans with respect to the purchase of one or more group annuity contracts to (1) be the designated fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determine whether the transactions contemplated by this Commitment Agreement and the Contract satisfy ERISA, (3) represent the interests of the Plans and their participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the IF Engagement Letter, the terms of any agreements with the Insurer, including the Contract and the annuity certificates, (4) direct the Plan Trustee on behalf of the Plans to transfer the Premium Due Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraphs 1.d. and 3. and (5) take all other actions on behalf of the Plans necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

viii.

The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust and is obligated to follow the Independent Fiduciary’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

ix.

There is no action pending or, to the Company’s Knowledge, threatened against the Company, the Plans or the Independent Fiduciary that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

x.

No fees, commissions or payments are or will be owed by the Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

xi.

Except for the representations and warranties of the Company expressly set forth in this paragraph 8.b., neither the Company nor any of its affiliates, nor any other person makes any express or implied representation or warranty on behalf of the Company or any of its affiliates with respect to the Company, its affiliates, the Transferred Assets or the transactions contemplated in this Commitment Agreement and the Contract.

c.

Independent Fiduciary Representations and Warranties. The Independent Fiduciary hereby represents and warrants to the Company and the Insurer as of the Commitment Agreement Date and as of the Premium Due Date and, with respect to paragraph 8.c.v. only, as of any other date on which the Plan Trustee pays Cash or assets to the Insurer in connection with the transactions contemplated by this Commitment Agreement or the Contract, that:

i.

The Independent Fiduciary is a trust company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. The Independent Fiduciary has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement.

ii.

The Independent Fiduciary has received all necessary corporate approvals and no other action on the part of the Independent Fiduciary is necessary to authorize the execution, delivery and performance of this Commitment Agreement, and the consummation of the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement. This Commitment Agreement has been duly executed and delivered by the Independent Fiduciary and is a valid and binding obligation of the Independent Fiduciary, enforceable against the Independent Fiduciary, in accordance with its terms, subject to the Enforceability Exceptions.

iii.

The execution, delivery and performance of this Commitment Agreement by the Independent Fiduciary, and the consummation by the Independent Fiduciary of the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents, (2) violate or conflict with any law or order of any governmental authority applicable to the Independent Fiduciary, (3) require any governmental or governmental agency approval, (4) violate or conflict with any law or order of any governmental authority applicable to any provision of the Plan Governing Documents or (5) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Independent Fiduciary is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Independent Fiduciary’s ability to consummate the transactions contemplated by this Commitment Agreement.

iv.	Independent Fiduciary Compliance with ERISA.
1.

The Independent Fiduciary meets the requirements of, and in the transactions is acting as, an investment manager under ERISA §3(38) and a QPAM under PTCE 84-14 with respect to the transactions and the Contract. The Independent Fiduciary is experienced in independent fiduciary work, and together with its reliance on its consultant Mercer Health & Benefits LLC and its counsel, K&L Gates LLP, the Independent Fiduciary is knowledgeable concerning the large scale group annuity marketplace and reasonably believes that it has the requisite expertise to select the Insurer to issue the Contract and perform its obligations under the IF Engagement Letter. The Independent Fiduciary accepted its designation as the designated fiduciary of the Plans with authority to select the insurer or insurers to issue one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to the Insurer, with the fees to be paid to the Independent Fiduciary redacted therefrom), and the Independent Fiduciary reaffirms its fiduciary status as set forth in such letter. The Independent Fiduciary has provided and will continue to provide the services described in such letter prudently and for the exclusive benefit and in the sole interest of the Plans and their participants and beneficiaries. The Independent Fiduciary has accepted appointment as independent fiduciary of the Plans to (i) be the designated fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with all of the requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulleting 95-1, (ii) determine whether the transactions and the Contract satisfy ERISA, (iii) represent the interests of each Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement and the terms of any agreements with the Insurer, including the Contract and the annuity certificates

(other than solely the descriptions of the benefit forms in the Contract), (iv) direct the Plan Trustee on behalf of the Plans to transfer the transferred assets, the cash payment amount and any post-closing cash payments that are payable by the Plan Trustee in connection with the consummation of the transactions and (v) take all other actions on behalf of the Plans necessary to effectuate the foregoing, including to perform the covenants and agreements and make the representations and warranties set forth in this Commitment Agreement and the IF Engagement Letter, to the extent to be performed or made by the Independent Fiduciary.

2.

The Independent Fiduciary meets the requirements of, and in the transactions contemplated by this Commitment Agreement and the Contract is acting as, an “investment manager” under ERISA § 3(38), and further constitutes a “qualified professional asset manager” under the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 solely with respect to the transfer of assets to the Insurer in connection with the transactions contemplated by this Commitment Agreement and the Contract (but not the selection of such assets or the management of such assets prior to the transfer).

3.

The Independent Fiduciary has accepted, and has not rescinded or terminated, its designation as the sole fiduciary of the Plan with authority to select one or more insurers to issue one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to the Insurer, except that the fees to be paid to the Independent Fiduciary, as well as liability and indemnification provisions, have been redacted), and the Independent Fiduciary reaffirms its fiduciary status as set forth in the IF Engagement Letter.

4.

The Independent Fiduciary has accepted, and has not rescinded or terminated, appointment as independent fiduciary of the Plan with respect to the purchase of one or more group annuity contracts to (a) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (b) determine whether the transactions contemplated by this Commitment Agreement and the Contract satisfy ERISA, (c) represent the interests of the Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the IF Engagement Letter, the terms of any agreements with the Insurer, including the Contract and the annuity certificates, (d) direct the Plan Trustee on behalf of the Plan to transfer the Premium Due Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraphs 1.d. and 3. and (e) take all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

5.

The Independent Fiduciary is fully qualified and has the requisite expertise together with its reliance on its consultant, Mercer Health & Benefits LLC, and its counsel, K&L Gates LLP, to serve as an independent fiduciary in connection with the transactions contemplated by this Commitment Agreement and the Contract, and it is independent of the Company and the Insurer within the meaning of 29 C.F.R. § 2570.31(j). The Independent Fiduciary has ensured that Mercer Health & Benefits LLC has established commercially reasonable ethical walls between the personnel working on the transactions contemplated in the Commitment Agreement and the Contract and the personnel working on other matters involving the Company, the Insurer or any of their respective affiliates.

v.	ERISA Related Determinations.
1.

The Independent Fiduciary has selected the Insurer to issue the Contract as set forth in this Commitment Agreement and such selection, the transactions contemplated by this Commitment Agreement, the Plans’ use of assets for the purchase of the Contract as contemplated by this Commitment Agreement and the Contract (including its terms) each satisfies the ERISA Requirements. The Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of the Independent Fiduciary, to the Retirement Plan Investment Board of the Plans.

2.

The Independent Fiduciary has determined that the transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a Non-Exempt Prohibited Transaction, provided that the representations in paragraphs 8.a.v and 8.b.v are true and correct in all material respects as of the Premium Due Date.

3.

The Independent Fiduciary has determined that the Plan Trust (I) will receive no less than “adequate consideration” for the Transferred Assets and (II) will pay no more than “adequate consideration” for the Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

4.

The Independent Fiduciary is responsible for exercising independent judgment in evaluating any transactions that the Plans engage in with the Insurer (including purchase of the Contract). The Independent Fiduciary is not an affiliate of the Insurer and does not have a financial interest, ownership interest or other relationship, agreement or understanding with the Insurer that would limit or might otherwise affect its ability to exercise its best judgment as a fiduciary. The Independent Fiduciary holds, or has under management or control, total assets of at least $50 million, as described in 29 C.F.R. § 2510.3-21 (c)(1)(i)(E) (as amended from time to time). The Independent Fiduciary understands that the Insurer did not undertake and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transactions that the Plans engage in with the Insurer (including purchase of the Contract) and that the Independent Fiduciary is exercising independent judgment in evaluating any such transactions.

vi.

No fees, commissions or payments are or will be owed by the Independent Fiduciary to any individual or entity in connection with the transactions contemplated in this Commitment Agreement for which any other party, or its respective affiliates or representatives, could be liable.

9.	Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.	“AAA” is defined in Schedule 4.
b.	“Annuity Commencement Date” means [*].
c.	“Applicable Payment Period” is defined in paragraph 6.b.ii.
d.	“Approved Firm” is defined in Schedule 4.
e.	“Asset Eligibility Criteria” means the Asset Eligibility Criteria set forth on Schedule 3.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

f.

“Asset Market Value” means (i) the close-of-market Fair Market Value of [*] as of the close of business on the Business Day [*], plus (ii) accrued interest on [*] as of the close of business on the Business Day [*]. For purposes of [*]

g.	“Base Census File” means the data file titled [*] provided by the Company to the Insurer posted to [*].
h.	[*].
i.	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.
j.	“Call Center” is defined in paragraph 6.c.
k.	“Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.
l.	“Check Register” is defined in Schedule 7.
m.	“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.
n.	“Commitment Agreement” is defined in the preamble.
o.	“Commitment Agreement Date” is defined in the preamble.
p.	“Company” is defined in the preamble.
q.	“Company Contact” is defined in paragraph 6.c.
r.	“Company NDA” is defined in paragraph 10.c.
s.	“Compare File” is defined in paragraph 1.d.i.
t.	“Confidential Information” has the meaning ascribed to such term in the Company NDA.
u.	“Contract” is defined in the preamble.
v.	“Cut-Off Time” means 1:00 p.m. eastern time on the Premium Due Date.
w.	“Data Corrections” is defined in Schedule 8.
x.	“Data Load File” is defined in Schedule 7.
y.	“Data Load File Sign-Off” is defined in Schedule 7.
z.	“Data Notice Date” is defined in paragraph 1.d.i.

aa.	“Eligible Asset” means [*].

bb.	“Enforceability Exceptions” is defined in paragraph 8.a.ii.
cc.	“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.

dd.	“ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.

ee.

“Fair Market Value” means the fair market value as of the applicable date for a Schedule 2 Asset in an amount equal to the fair market value as of such date for such Schedule 2 Asset as indicated (i) by the primary pricing source set forth in the table below that corresponds to the applicable asset class of such Schedule 2 Asset, (ii) if such primary pricing source is not available or no fair market value is indicated by such primary pricing source for such Schedule 2 Asset, by the secondary pricing source set forth in the table below that corresponds to the applicable asset class of such Schedule 2 Asset or (iii) if neither such primary nor secondary pricing source is available or no fair market value is indicated by either such source for such Schedule 2 Asset, by the tertiary pricing source, if any, set forth in the table below that corresponds to the applicable asset class of such Schedule 2 Asset. [*].

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*]

ff.	“Final Annuity Quote Sheet” is defined in paragraph 1.b.

gg.	“Final Production Data File” is defined in Schedule 7.

hh.	[*].
ii.	“IF Engagement Letter” means the Engagement Letter, dated March 9, 2018, by and between the Retirement Plan Investment Board of the Plans and the Independent Fiduciary.

jj.	“Indemnified Claims” is defined in paragraph 11.a.

kk.	“Indemnified Party” is defined in paragraph 11.a.

ll.	“Independent Fiduciary” is defined in the preamble.
mm.	[*].

nn.	“Insurer” is defined in the preamble.

oo.	[*].

pp.	[*].

qq.

“Interim Asset Cash Flows” means, with respect to the Transferred Assets, the aggregate amount paid by the issuer of each asset to the record owner as of any day during the period from and including the Commitment Agreement Date and to but excluding the date that the Premium Due Date Transfers occur, (i) with respect to any coupon, plus (ii) with respect to cash flows received on such assets, including but not limited to principal payments, principal redemptions and tender offers but not including coupons described in clause (i). Interim Asset Cash Flows will not include any payments made with respect to any Transferred Asset that were due prior to the Commitment Agreement Date and any other cash flows not principal- or interest-related (such as class action payment receipt and litigation payment) relevant to events occurring prior to the Commitment Agreement Date. For purposes of paragraph 0, which relates to “Schedule 2 Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Assets” shall instead refer to “Schedule 2 Assets.”

rr.	[*].

ss.	“Knowledge” means actual knowledge after making appropriate inquiry.

tt.	“Liability” means all actual, but not potential or contingent, losses, damages, costs and expenses.

uu.	“Lien” means any lien, mortgage, security interest, pledge, deposit, encumbrance, restrictive covenant or other similar restriction.

vv.	[*].

ww.	“Modified GAC Form” is defined in paragraph 2.
xx.	“Mortality Corrections” is defined in Schedule 8.

yy.	“NDA” is defined in paragraph 10.c.

zz.	“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975 for which no statutory exemption or U.S. Department of Labor class exemption is available.

aaa.	“Payee” means any payee under the Contract, including annuitants, contingent annuitants, alternate payees and beneficiaries, as applicable.

bbb.	“Payment Period” is defined in paragraph 6.b.i.
ccc.	“Payment” and “Payments” is defined in paragraph 6.b.i.

ddd.	“Permitted Liens” means:

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

i.

any Liens created by operation of law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of a Transferred Asset on the Premium Due Date in violation of applicable law); or

ii.

with respect to any Transferred Asset, any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of such an asset on the Premium Due Date in violation of any such restriction).

eee.	“Plans” is defined in the preamble.

fff.	“Plan Asset” means an asset of the Plans within the meaning of ERISA.

ggg.	“Plan Governing Documents” is defined in paragraph 8.b.iii.

hhh.	“Plan Trust” means FedEx Corporation Pension Trust.
iii.	“Plan Trustee” means State Street Bank and Trust Company.

jjj.	“Preliminary Production Data File” is defined in Schedule 7.

kkk.	“Premium Amount” is defined in paragraph 3.

lll.	“Premium Due Date” means five Business Days following the Commitment Agreement Date.
mmm.	“Premium Due Date Transfers” is defined in paragraph 3.d.

nnn.	“Proposal” is defined in paragraph 1.b.

ooo.

“RBC Ratio” means the company action level risk-based capital ratio of the Insurer, which will be calculated in a manner consistent with the requirements and methodologies prescribed under state law, as applied by the Insurer in the ordinary course of its business, consistent with its historic practice.

ppp.	“Reimbursement File” is defined in paragraph 6.b.ii.

qqq.	“Removed Lives” means any life included in the Base Census File that is removed prior to the True-Up Date.

rrr.	[*].

sss.	“Schedule 2 Asset” means each asset listed from time to time on Schedule 2 [*].

ttt.

“Scheduled GAC Issuance Date” means on or before the date that is [*] after the True-Up Date or, if applicable, and, if later, by the date that is [*] following the final resolution of any arbitration disputes in accordance with Schedule 4.

uuu.	“SEC” is defined in paragraph 4.b.

vvv.	“Services” is defined in paragraph 6.b.v.

www.	“Specimen GAC Form” is defined in paragraph 1.a.
xxx.

“Transferred Asset” means each Eligible Asset transferred to and received by the Insurer by the Cut-Off Time on the Premium Due Date. Until valid title to an Eligible Asset has transferred to the Insurer, such asset is not a Transferred Asset.

yyy.

“Transferred Asset Market Value” means (i) the close-of-market Fair Market Value of [*] as of the close of business on the Business Day [*], plus (ii) accrued interest on [*] as of the close of business on the Business Day [*]. For purposes of [*]

zzz.	“Transferred Asset Valuation” means the sum of the Transferred Asset Market Value for each Transferred Asset.

aaaa.	“True-Up Date” is the date the True-Up Premium payment is made.

bbbb.	“True-Up Premium” is defined in Schedule 8.

*Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

cccc.	“Update File” is defined in Schedule 7.

dddd.	“Welcome Kit” is defined in paragraph 5.a.

10.	Miscellaneous.
a.

This Commitment Agreement, together with the Schedules to this Commitment Agreement, which are incorporated by reference and made a part of this Commitment Agreement as if fully set forth herein, constitutes the sole and entire agreement of the parties to this Commitment Agreement with respect to the subject matter contained herein and therein. The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements contemplated hereby, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. No amendment of any of the provisions hereof shall be effective unless set forth in writing and signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Commitment Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except to the extent expressly provided in this Commitment Agreement, nothing in this Commitment Agreement shall confer any rights or remedies upon any person other than the parties thereto.

b.

This Commitment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action or proceeding arising out of or relating to this Commitment Agreement or the transactions contemplated hereby may be instituted in the courts of the State of New York in each case located in the City of New York and County of New York, and each party hereby irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The parties agree that irreparable damage would occur if any provisions of this Commitment Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.

Notwithstanding anything to the contrary in the Non-Disclosure Agreement, dated as of December 6, 2017, between the Company and the Insurer (the “Company NDA” or “NDA”), the NDA shall continue in full force and effect except that, if the Premium Due Date Transfers are transferred to and received by the Insurer, (a) the NDA shall continue indefinitely and shall not be terminated without the mutual written agreement of the Company and the Insurer , the Insurer will not be required to return or destroy any Confidential Information and will not be restricted in its use or disclosure of any Confidential Information related to Payees, annuity payments under the Contract or the pricing or underwriting of the Contract, received from another party, provided that the Insurer will use such Confidential Information only in compliance with all applicable laws relating to privacy of personally identifying information. For the avoidance of doubt, nothing in this Commitment Agreement or the Company NDA shall be construed to prohibit the Insurer, the Company, the Plans or the Independent Fiduciary from providing this Commitment Agreement, the Contract or an annuity certificate to any governmental regulatory agency or to the auditors of the Insurer, the Company or the Plans.

d.

No party shall assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any assignment or transfer by any party in violation of this paragraph 10.d. will be null and void from the outset, without any effect whatsoever.

e.

The Insurer will comply, and shall ensure that all of its affiliates, agents and subcontractors comply, with all applicable laws and regulations governing the Confidential Information of all Payees, including those laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. The Insurer will maintain administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to Payees. The Insurer will comply in all material respects with any internal written policies relating to the confidential information of any Payee as in effect from time to time. The Insurer acknowledges that it is solely responsible from and after the Commitment Agreement Date for any data breach, including any unauthorized access or unauthorized acquisition, of data relating to any Payee that is in its custody or control, or the custody or control of is agents, subcontractors or service providers.

f.	This Commitment Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.	Indemnification by Insurer.

a.

From and after the Premium Due Date, the Insurer agrees to indemnify, defend and hold the Company, the Independent Fiduciary and the Plans, and their respective affiliates, officers, directors, stockholders, employees and agents (each, an “Indemnified Party”) harmless from and against any and all Liabilities (in each case, including reasonable out of pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against such Indemnified Party by a third party that arises out of or relates to (i) any breach by the Insurer of a representation, warranty or covenant under this Commitment Agreement or the Contract, or (ii) any failure by the Insurer to make, or cause to be made, any payments required to be made pursuant to the Contract or the annuity certificates (“Indemnified Claims”). Notwithstanding the foregoing, Indemnified Claims shall not include any failure, or alleged failure, by the Insurer to perform or comply with the terms of the Contract or to make any such payments in the event that this Commitment Agreement is terminated pursuant to paragraph 7.

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IN WITNESS WHEREOF, the Company, the Insurer, and the Independent Fiduciary have executed this Commitment Agreement as of the date first written above.

FEDEX CORPORATION	METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ John D. Hartney	By: /s/ Wayne Daniel

Print Name: John D. Hartney	Print Name: Wayne Daniel

Title: Staff Vice President & Assistant Treasurer	Title: SVP, Pensions

STATE STREET GLOBAL ADVISORS TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plans

By: /s/ Denise Sisk

Print Name: Denise Sisk

Title: Managing Director

[Commitment Agreement Signature Page]